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                                                                   Exhibit 10.26

                                [PBA LETTERHEAD]


Mr. G Wagner
Licensing and Agreements Manager
Medical Research Council
20 Park Crescent
London WIN 4AL

15th December 1997

Dear Mr. Wagner

RE: LICENSE AGREEMENT BETWEEN MRC AND PBA TECHNOLOGY OF 9TH JANUARY 1995

At our last meeting with Alan Driver on the subject of the above License it was agreed that the terms would be altered to reflect the change in position of program priorities at the Sanger Centre (Genome Research Ltd). This has meant that the Sanger Centre has not fulfilled their obligations set out in this agreement to pursue further programs nor indeed to order a further 10 Flexys
(TM) robot as envisaged in this Agreement. This has meant we have not been in a position to develop the new applications of our Flexys(TM) robot system appropriate to these programs nor have we made the sales and earned the income which was part of our startup business plan.

For the above reason it was agreed at our meeting with Alan Driver to reduce the Royalty rate from 5% as set out in the agreement to 0.5% from 1st January 1995, and remove the specific obligations of the Sanger Centre relating to the sequencing and PCR programs detailed in clause 4 also in the agreement. We have since agreed that this reduced level of 0.5% would be levied for seven years and that we would negotiate the remaining period of the licence at a rate of between 0.5% and 2.5%.

It is our understanding that this would be incorporated in a revised document which we would then both sign. Following this we would make payment on the agreed outstanding Royalties to December 31st 1995 and calculate and pay royalties thereafter at the agreed lower figure. Unfortunately this has not occurred and indeed may not be necessary as we could simply sign an amendment and append to our original agreement.

This week we are carrying out a company merger which will require us to warrant ownership and use of intellectual property. I would therefore be grateful if you could confirm that the position as stated above is correct by signing and returning a copy of this letter. Following this I suggest we then agree whether you wish to proceed with drawing up a new agreement or are satisfied with the amendment route suggested.

Yours sincerely



/s/ P N King                                         /s/ Graham L. Wagner
P N KING                                                 GRAHAM L. WAGNER
CHAIRMAN                                        LICENSING AND AGREEMENTS MANAGER




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                           LICENCE AGREEMENT


THIS AGREEMENT is made on the 9th day of Jan 1995 (hereinafter called "Effective Date") BETWEEN PBA TECHNOLOGY of 154 St. Neots Road, Eaton Ford, St. Neots, Cambridgeshire, PE19 3AD (hereinafter called "PBA") and MEDICAL RESEARCH COUNCIL, 20 Park Crescent, London WIN 4AL, U.K. (hereinafter called "MRC").

WHEREAS

(a)      PBA is an engineering design, instrumentation and robotic manufacturer.

(b) Genome Research Limited (GRL) has developed some research instrumentation and robotic equipment as defined below useful in a wide range of applications including molecular biology.

(c) MRC owns or is beneficial owner of certain technical information and rights relating to the said equipment and has the right to grant to PBA rights and immunities with respect to said equipment.

(d) PBA wishes to acquire certain rights to manufacture and sell the said equipment through a Distributor (as defined below).

(e) PBA and Distributor will enter into a Distribution Agreement wherein Distributor recognises the commitments and obligations of PBA under this Agreement, which written acknowledgement is provided as an attachment to this agreement.

1.       DEFINITIONS

1.1 "Equipment" will mean the flexible robot incorporating an xyz and drawer mechanism including associated fixtures as described in Schedule 1 hereto and will be designated "SCR/3".

1.2 "MRC Knowhow" will mean all or any knowledge, experience, design data, construction data, operating data or other information or know how possessed by MRC which relates to Equipment and the applications for which it is employed and which MRC is free to disclose.

1.3 "MRC Rights" will mean any design rights, copyright or similar rights relating to Equipment and for which MRC has the right to grant licences.

1.4 "Software" will mean the control and user interface software used in the operation of Equipment in the execution of its applications as described in Schedule 1 hereto.

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1.5      "Application Specific" will mean in relation to specific applications and operations employed only by or in Equipment.

1.6 "Generic" will mean of common or general nature that may be employed or applied in areas other than Equipment.

1.7 "Net Selling Price" will mean the total of the gross prices billed or otherwise charged by Distributor (as defined below) for the Equipment or the Software as the case may be during the continuation of this Agreement less actual returns and allowances normal cash discounts actually taken VAT or other taxes and all transport and insurance charges incurred by PBA in respect of the delivery of the Equipment or the Software as the case may be.

1.8 "Affiliate" will mean any corporation, firm, partnership, or other entity, whether de jure or de facto, which directly or indirectly owns, is owned by, or is under common ownership with PBA, to the extent of at least fifty per cent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of the entity and any person, firm, partnership, corporation or other entity presently controlled by, controlling or under common control with PBA.

1.9 "Colony Picker" will mean [definition to be consistent with the previous agreement].

1.10 "Distributor" will mean any company sub-licensed by PBA under terms provided for herein for the sole purpose of the marketing, distribution and sale of Equipment.

2.       GRANT

2.1 MRC grants to PBA a world-wide exclusive right to use Application Specific MRC Knowhow and Application Specific Software in the manufacture of Equipment including the right to subcontract any of the manufacture and design of any part of Equipment providing such subcontractor is bound by the same abligations of confidentiality as PBA.

2.2 MRC grants to PBA a world-wide non-exclusive right to use Generic MRC Knowhow and Generic Software in the manufacture, distribution and sale of Equipment.

2.3 MRC grants to PBA a world-wide non-exclusive immunity from suit for infringement of MRC Rights in connection with the manufacture, distribution, sale and use of Equipment.

2.4 MRC grants to PBA the exclusive right to grant to one or more Distributors, subject to MRC's prior written consent, non-assignable sub-licences conferring the rights to use all MRC Knowhow, gain immunity from suit for infringement of MRC Rights and use all Software to the extent necessary for such Distributors and customers of

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         Distributors to sell and use Equipment world wide. Such Distributor will confirm in writing that it recognises the commitments and obligations of PBA under this Agreement, which written acknowledgement will be appended to this Agreement. In the event PBA enters into an exclusive arrangement with a preferred Distributor, with MRC's prior consent, said arrangement will be exclusive only in the field of molecular biology.

2.5 The exclusive rights granted in Clauses 2.1 and 2.4 herein will become non-exclusive under the following conditions:

         2.5.1 On the tenth anniversary of the Effective Date of this agreement; or

         2.5.2 In a particular country or region if the granting of exclusive rights infringes any law or regulation in that country or region.

3.       TECHNOLOGY TRANSFER

3.1 MRC will forthwith communicate to PBA all MRC Knowhow relating to or in respect of or for use with the processes and methods of working which have been developed or acquired by MRC at the Effective Date of this agreement relating to or in respect of or for the manufacture or use of the Equipment and the Software to enable PBA to manufacture and sell the Equipment.

3.2 For a period of 5 years from the Effective Date hereto details of any new or improved applications or parts of Equipment, including tools, modules or heads etc developed by GRL will be made available to PBA and PBA will have the option to include them in the Equipment for distribution and sale. Any change in respective contributions will be agreed as provided for in Clause 4.1.3 hereto. Should PBA not wish to incorporate said new or improved application or parts of Equipment then MRC will be free to seek such alternative exploitation as it sees fit.

3.3 At the request of PBA and/or Distributor GRL will provide the services of suitably qualified personnel to assist with technology transfer, training of PBA or Distributor personnel and to provide advice in rectifying any operational problems that may become apparent in items of Equipment supplied by PBA/Distributor to third parties and that cannot be determined by PBA/Distributor subject to the following:

         3.3.1 Reasonable notice is provided by PBA and/or Distributor of when such service is required and that such service is subject to the availability of suitably qualified personnel.

         3.3.2 Services will be provided for each application of Equipment. To avoid doubt for example Gridding, Sequencing and PCR will be three separate applications. These services will be free of charge up to a maximum of 50 man hours for each application.

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         3.3.3    Subject to GRL management approval services may be provided in excess of the 50 man hours maximum indicated in Clause 3.3.2. Such services will be in accordance with a separate consultation agreement to be agreed separately between GRL and PBA and/or Distributor and which may embody more general terms.

4.       CONSIDERATION

4.1 In consideration for the rights and immunities granted under Clause 2 hereof PBA will pay MRC the following sums:

         4.1.1 The sum of f15,000 (fifteen thousand pounds sterling) upon proof by GRL that Equipment functions successfully in performing sequencing reactions in the laboratory setting as demonstrated by meeting the targets to be agreed and specified in Schedule 2 to this Agreement.

         4.1.2 The sum of f10,000 (ten thousand pounds sterling) upon the sale or supply of the first 5 units of Equipment to any customer or end user for sequencing applications, whether a normal commercial sale or part of a special arrangement. This will include units supplied to GRL intended for use in this application.

         4. The sum of f10,000 (ten thousand pounds sterling) upon the sale or supply of the first 5 units of Equipment to any customer or end user for PCR applications, whether a normal commercial sale or part of a special arrangement. This will include units supplied to GRL intended for use in this application.

         4.1.4 A royalty of 5% (five per cent) of the Net Selling Price of all versions of the Equipment manufactured by PBA or on behalf of PBA during the continuation of this Agreement, including those supplied to GRL, but excluding the first ten units of Equipment supplied to GRL specifically for sequencing applications. GRL's intent to purchase 10 units at an agreed preferential price is provided in Schedule 3 to this Agreement.

         4.1.5 A royalty on improved versions of Equipment manufactured by PBA or on behalf of PBA at such a percentage rate of the Net Selling Price as is agreed by the parties to be reasonable having regard to their respective contributions to the development of such improved version (which rate could go up as well as down), and in default of agreement such percentage will be determined by an arbitrator appointed on the application of either party by the President for the time being of the Law Society.

                  For the avoidance of doubt, if any version of Equipment is suitable for or used as a Colony Picker it will accrue royalties only under this Agreement and will not be deemed an improved version of the Colony Picker.

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4.2      PBA will at all times during the term of this Agreement keep true and accurate records of all units of Equipment manufactured by or on behalf of PBA which may be material for the purpose of showing the amounts payable to MRC hereunder and the said records and particulars will be open during all normal business hours to inspection by a duly authorised representative of MRC upon MRC giving reasonable notice to PBA and such representative will be free to make copies and extracts from all such books or documents, insofar as such copies or extracts are relevant to determination of royalties due to MRC hereunder.

4.4 PBA will on or before 31st January in each calendar year during the term of this Agreement deliver to MRC a statement certified by a responsible representative of PBA containing all such information as may be required to enable the royalty in respect of PBA's operations during the preceding year to be determined. Upon receipt of the statement MRC will send an invoice to PBA for the sum due to MRC hereunder plus any Value Added Tax due on such sum. Within sixty (60) days of the receipt of the invoice PBA will pay to MRC the sum shown to be due on the invoice in accordance with the procedures specified on the invoice.

4.5 Any payment due from PBA and not paid within sixty (60) days of the receipt of the invoice as prescribed in Clause 4.4 will bear interest at a compound monthly rate, equal to one twelfth (1/12) of the annual rate equivalent to 4% above National Westminster Base rate prevailing at the date of invoice, for each month or part month by which PBA delays the payment in question and the payment when made will be accompanied by all interest so calculated. In the event that a statement as required under Clause 4.4 is not received by 31st January then any royalties due to MRC for the preceding year will be deemed overdue as of 1st February and will bear interest as provided for herein from that date.

5        CONFIDENTIALITY

5.1 No information of whatsoever nature provided by one party to the recipient party will be disclosed by the recipient party to a third party or used by the recipient party save as expressly allowed in this Agreement or with the prior written consent of the other party hereto but this will not apply to information which:

         5.1.1 at the time of its disclosure hereunder is in the public domain; or

         5.1.2 after disclosure hereunder becomes part of the public domain by publication or otherwise through no fault of the recipient party (but only after it is so published or otherwise becomes part of the public domain); or

         5.1.3 the recipient can show was, at the time of its receipt hereunder, already rightfully in its possession, free from restrictions on disclosure and use, and was not obtained directly or indirectly from the other party hereto; or

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         5.1.4     was received by the recipient after the time of disclosure hereunder from any third party who had a lawful right to disclose it to the recipient and who did not require the recipient to hold it in confidence.

         Specific information will not be deemed to be within any of the foregoing exceptions merely because it is embraced by more general information which is public knowledge or otherwise lawfully available to the recipient party.

5.2 PBA recognises that under MRC policy the results of MRC related work should be publishable and agrees that GRL shall be permitted to present at symposia, national, or regional professional meetings, and to publish in journals, theses or dissertations, or otherwise of their own choosing, methods and results of their work using and in connection with Equipment provided however that PBA shall have been furnished copies of the proposed publication or presentation. PBA shall have two months after receipt of said copies to object to such proposed presentation or proposed publication because there is either commercially sensitive information or patentable subject matter which needs protection. In the event that PBA makes such objection, the Parties hereto shall use reasonable endeavours to agree a mutually acceptable position. To avoid doubt it is intended that detailed information including design information concerning the Equipment and the Software, including source code, will not be disclosed except under suitable non-disclosure terms.

5.3 GRL will have the right to sub-contract any of the manufacture or design of any part of Equipment solely for GRL's use and further development of Equipment. Any new or improved applications that may arise from such activity will be made available to PBA as provided for in Clause 3.2.

5.4 The obligations of either party as set forth in this Clause 5 will survive any termination of this Agreement for a period of 2 years from the date of termination of this Agreement but in any event not before the fifth aniversary of the Effective Date of this Agreement.

6        WARRANTIES AND LIABILITIES

6.1 MRC warrants that it has full right and authority to grant the rights and licences herein described and that to the best of its knowledge at the Effective Date hereof the use of MRC Knowhow or Software made available to PBA pursuant to this Agreement will not result in the infringement of patents or other rights of any third party.

6.2 MRC gives no warranty, express or implied, as to the suitability or fitness for any purpose of MRC Knowhow, Software or any other information disclosed by MRC or on MRC's behalf to PBA under this Agreement excepting use of Equipment as a research tool in applications used by GRL. In no event will MRC or GRL be liable for damages whether direct or indirect or otherwise arising out of PBA's use of MRC Knowhow, Software or any other information provided by MRC or on MRC's behalf to PBA.

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6.3      PBA will be responsible for all guarantees or warranties or any representations provided to its customers or sub-contractors in connection with Equipment, MRC Knowhow or Software.

6.4 PBA will, during and after the period of this Agreement, indemnify and hold harmless MRC and its employees and agents against all liability, loss, damage, cost or expenses which may result from performance by PBA or subcontractors of PBA or any Distributors appointed by PBA or any customers of PBA or customers of Distributors under the terms and conditions of this Agreement unless such loss, damage, cost or expenses results from the negligence of MRC, its employees or agents.

7        TERM AND TERMINATION

7.1 Subject to the provision of sub-clauses 7.3 and 7.4 this Agreement will terminate on the twentieth anniversary of the Effective Date.

7.2 Either PBA or MRC may terminate this Agreement forthwith by notice in writing if the other party commits a substantial breach of this Agreement which in the case of a breach capable of remedy will not have been remedied within sixty days of the receipt by the party in default of notice identifying the breach and requiring its remedy.

7.3 MRC may terminate this Agreement forthwith by notice in writing to PBA if PBA enters into liquidation whether compulsorily or voluntarily or compounds with or convenes a meeting of its creditors or has a receiver appointed over all or part of its assets or takes or suffers any similar actions in consequences of a debt or ceases for any reason to carry on business.

7.4 The expiration of this Agreement or the termination thereof for whatever reason will not affect the accrued rights of the parties arising in any way out of this Agreement as at the date of expiration or termination and all provisions which are expressed to survive this Agreement will remain in full force and effect. Such provisions will include but not necessarily be limited to:

         7.4.1     obligations under Clauses 5 and 6 hereof,
         7.4.2 rights and immunities for use of Equipment made available to customers of PBA;
         7.4.3 payments by PBA under Clause 4 for units of Equipment manufactured and/or sold up to the date of termination;

8        ASSIGNMENT

8.1 Subject to the provisions of sub-clause 8.2 below, PBA will not assign or transfer the said inventions, MRC Knowhow, MRC Rights or Software to any third party, neither will either party assign, transfer or in any other manner make over to any

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         other party the benefit and/or burden of this Agreement without the prior written consent of MRC in the case of a proposed assignment by PBA or the prior written consent of PBA in the case of a proposed assignment by MRC.

8.2 PBA will be entitled to assign or transfer in the manner prohibited by Clause 8.1 hereof to an Affiliate or to any company with which it may transfer its assets and undertaking provided that such Affiliate or other company undertakes and agrees in writing to observe the rights and/or obligations of PBA under the provisions of this Agreement being assigned or otherwise made over.

9        GENERAL PROVISIONS

9.1      GOVERNING LAW AND JURISDICTION

         The validity, construction and performance of this Agreement will be governed by English Law.

9.2      SEVERABILITY OF PROVISIONS

         If any provision of this agreement is declared void or unenforceable by any judicial or administrative authority this will not ipso facto nullify the remaining provisions of this Agreement and the provision of this Agreement so affected will be curtailed and limited only to the extent necessary to bring it within the legal requirements.

9.3      FORCE MAJEURE

         No Failure or omission by either party to carry out or to observe any of the terms or conditions of this Agreement will, except in relation to obligations to make payments hereunder, give rise to any claim against the party in question or be deemed a breach of this Agreement if such failure or omission arises from any cause beyond the reasonable control of that party.

9.4      ENTIRE AGREEMENT

         This Agreement embodies the entire agreement between the parties hereto as to the subject matter hereof and merges all prior discussions and no provision of this Agreement may be changed except by the written mutual consent of the parties hereto.

9.5      ARBITRATION

         MRC and PBA will attempt to settle by mutual agreement all disputes and differences arising under this Agreement, but in the event that an amicable settlement cannot be achieved then all such disputes and differences will, unless otherwise specifically provided herein, be referred to the arbitration in England of two arbitrators (one to be appointed by each party) and, in the event of the

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         arbitrators differing, to an umpire. The umpire will be agreed upon by the arbitrators or, in default of such agreement, nominated by the President for the time being of the Law Society of England and Wales, before the arbitration is commenced. Any such reference will be deemed to be a reference to arbitration within the meaning of the provisions of the English Arbitration Act of 1950 or any statutory modification or re-enactment thereof which may for the time being be in force.

10       NOTICES



10.1 Any notice or other document given under this Agreement will be in writing and will be deemed to have been duly given if left at or sent by:

         10.1.1 first class post or express or air mail or other fast postal service or

         10.1.2    registered post or

         10.1.3 telex, facsimile or other electronic media, to a party at the address or telex number set out below for such party or such other address as the party may from time to time designate by written notice to the other.

                PBA                              MRC
                PBA Technology                   The Medical Research Council
                154, St Neots Road               20 Park Crescent
                Eaton Ford                       London W1N 4AL
                St Neots
                Cambridgeshire PE19 3AD

                Telex No.                        Telex No. 24897 Medresco London
                Fax No. 0480 471660              Fax No. 071 323 1331






SIGNED FOR AND ON BEHALF OF THE MEDICAL RESEARCH COUNCIL

 Signature /s/ Martin R. Wood PH.D.      Date  16 January 1995
          .............................      ...............................


 Name (Printed) MARTIN R. WOOD PH.D.     Title:Head of Technology Transfer Group
               .................................................................

SIGNED FOR AND ON BEHALF OF PBA

Signature /s/ D. Byatt                      Date  9 January 1995
         ..............................         ...............................

Name (Printed) D. BYATT                     Title   Director
              .........................          ..............................

Signed in the presence of /s/ A. McCollum
                          ...........................................

 Name (Printed)  A. McCOLLUM
               ......................................................

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Schedule 1

DEFINITION OF EQUIPMENT AND SOFTWARE

The flexible robot comprises a combination of mechanical and electrical parts, the "Equipment", and the software necessary for its operation and control, the "Software".

EQUIPMENT

The Equipment means the base system comprising a three axis xyz robot, a method of attaching a tool to the end of the z axis, a drawer to which fixtures can be attached that are accessed by the robot and the various tools and other attachments, collectively called modules that are available and may be developed in the future for specific functions.

Separate control electronics are available for the system as follows:

1.  stepper motors and electronics to drive each of the 3 axes
2.  power supply
3.  wiring
4.  electronics to monitor machine state

Electronic printed circuit boards (ECPBs) are used to control these functions as follows:

1.  PIC - S is used to drive all the robot axes motors
2. PIC - P is a parallel input/output with dc motor and ADC facilities used for a number of modules and attachments.

Modules and attachments developed or currently under development are as follows:

1.  multi-channel syringe unit
2.  multi-channel pipetting and plate moving tool
3.  gridding tool
4.  well filling head
5.  single pin picking head
6.  lid lifting attachment
7.  plate storage and access system
8.  heater block
9.  plate image station
10. plaque picking application
11. template preparation application

The Equipment with the exception of the gridding tool, ECPBs, PIC - S and PIC - P, is defined as Application Specific Equipment and the gridding tool, ECPBs, PIC - S and PIC - P are defined as Generic Equipment.

In addition there is a freezer storage system and other mechanical facilities including freezer trays, microtiter trays, reagent troughs, tip wash and magnetic stations that are useful in the application of Equipment and will form part of Generic Equipment.

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SOFTWARE

The software associated with the flexible robot comprises:

1. Libraries of low level routines for communication with the electronics boards including the associated diagnostic and test routines. These are defined as Generic Software.

2. Higher level libraries of routines, including test routines, robot moving routines and specific module control routines. These are defined as Application Specific Software.

3. Highest level software containing the code and user interface for the particular application. These are defined as Application Specific Software.

In addition, the ECPBs mentioned above, PIC - P and PIC - S, have a microcontroller which contains bespoke software. In the current versions this is all Generic Software although it is possible that future developments may also include Application Specific Software.

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SCHEDULE 2

      MINIMUM REQUIREMENTS TO DEMONSTRATE SUCCESSFUL PERFORMANCE OF SEQUENCING REACTIONS BY EQUIPMENT







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SCHEDULE 3

STATEMENT OF GRL COMMITMENT TO DEVELOP THE EQUIPMENT TO PERFORM TEMPLATE PREPARATION AND SEQUENCING REACTIONS AND IF SUCCESSFUL INTENT TO PURCHASE ADDITIONAL UNITS FROM PBA.

GRL hereby warrants that it is firmly committed (for a period of at least 24 months) to develop Equipment to satisfactorily perform template preparation and sequencing reactions.

In the event that the Equipment so developed satisfactorily performs template preparation and sequencing reactions then GRL intend to purchase 10 units during the 12 month period following the successful completion of such development with the specification and at the price quoted in PBA's letter to GRL dated September 29th 1994 and attached to this Schedule 3.





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
                      [TECHNOLOGY TRANSFER GROUP LOGO]
                                                MEDICAL RESEARCH COUNCIL
                                                20 PARK CRESCENT, LONDON W1N 4AL

                                                 Tel 0171 636 5422
                                                 Fax 0171 323 1331
Your reference     Colony Picker
                   A813/1009
Our reference

                                                      6 September, 1995

Mr David Byatt
PBA Technology
Unit 3, Forge Close
Little End Road
Eaton Socon
St Neots
Cambridge PE19 3TP

Dear Mr Byatt,

                               MK1 COLONY PICKER

Further to your request to Alan Driver I am enclosing a copy of the original agreement between Hybaid and the MRC. If you have any queries please do not hesitate to contact me.

Yours sincerely


/s/ Mark Aylward


Mark Aylward
Technology Transfer Group

                      [TECHNOLOGY TRANSFER GROUP LOGO]
                                                MEDICAL RESEARCH COUNCIL
                                                20 PARK CRESCENT, LONDON W1N 4AL

                                                telephone 071-636 5422
                                                telex 24897 (Medresco London)
                                                fax 071-323 1331
Your reference     Colony Picker
                   A813/1009
Our reference

                                                      26 July, 1995

Mr Dave Byatt
Pickney Byatt
Unit 3, Forge Close
Little End Road
Eaton Socon
St Neots
Cambridge PEI93JH

Dear Mr Byatt,

                            COLONY PICKER A813/1009

I am writing on behalf of Dr Alan Driver who has received a letter from Kevin O'Donovan of Hybaid Limited which confirms that responsibility for sales and marketing for the Colony Picker has been transferred to Pickney Byatt.

I would be grateful if you could confirm in writing that any royalty payments due to the MRC from the sale of Colony Pickers after the transfer date will now be paid by Pickney Byatt.

Yours sincerely


/s/ Mark Aylward


Mark Aylward
Technology Transfer Group

                                                                  EXHIBIT 1.2(e)

THIS AGREEMENT is made th                                                  1992
BETWEEN HYBAID LIMITED C                                                dington,
Middlesex TW11 8LL (her                                                  MEDICAL
RESEARCH COUNCIL of                                                     WlN  4AL
(hereinafter called "MR(

W H E R E A S:

(a) HYBAID is a manufacturer and supplier of instruments and reagents to the Molecular Biology market

(b) MRC is the owner of the Intellectual Property mentioned in Clause 1 below.

INTELLECTUAL PROPERTY

1.1 MRC is the owner of UK patent application 9100623.9 filed on llth January 1991 which relates to a colony picker head and assembly
("the Equipment")

1.2 MRC is the owner of the copyright for the vision system software ("the Software") which expression includes the vision system itself and any associated software)


LICENCE TO AND TYPE

2.1 MRC grants to HYBAID an Exclusive Licence to the above patent application for the use in the field of Molecular Biology.

2.2 MRC grants to HYBAID an Exclusive Licence to manufacture and sell the Mark II version of the Equipment in the field of Molecular Biology. This Licence includes the know-how for the construction and operation of the Equipment.

2.3 MRC grants to HYBAID a Non-Exclusive Licence of the Software for use in the manufacture and sale of the Equipment in the field of Molecular Biology and will not grant any other Licences relating to the Software in the field of Molecular Biology to any person firm or company other than Applied Biosystems Inc.

2.4 MRC grants to HYBAID a Non-Exclusive Licence from lst January 1995 to use the above Patent application to manufacture and sell the Equipment, and to use the Software in any fields other than the field of Molecular Biology to which the Equipment or Software become applicable.

2.5 MRC agrees not to grant any other Licence to use the Software without imposing a restriction forbidding the use of the same in the field of Molecular Biology in relation to the manufacture or sale of items of the Equipment which are designed or used to pick more than 288 samples per day.

TECHNOLOGY TRANSFER

3.1 MRC will meet with HYBAID to discuss how many items of the Equipment will be manufactured and/or assembled at the MRC

Laboratory of Molecular Biology (LMB), how the transfer of technology will be achieved and in what time frame.

3.2 MRC will forthwith communicate to HYBAID all technical information know-how, manufacturing techniques, engineering data, chemical formulae, specifications of materials and other information in the possession of MRC relating to or in respect of or for use with the processes and methods of working which have been developed or acquired by MRC relating to or in respect of or for the manufacture or use of the Equipment and the Software and will from time to time provide HYBAID with such further information and documentation as is necessary to enable HYBAID to manufacture and sell the Equipment.


CONSIDERATION

4.1 If ICRF so require, Hybaid will sell the first example of the Mark II version of the Equipment to ICRF at the preferential price of pound sterling 50,000 or such higher price as is agreed between MRC and ICRF.

4.2 MRC will receive a 5% (five percent) royalty of the net selling price of Mark II versions of the Equipment manufactured by HYBAID or on their behalf during the continuation of this Agreement.

4.3 MRC will also receive a 5% (five per cent) royalty of the net selling price of improved versions of the equipment manufactured by Hybaid or on their behalf during the first five years of the term of this Agreement.

4.4 MRC will also receive a royalty on improved versions of the equipment manufactured by Hybaid or on their behalf during the second five years of the term of this Agreement. The rate of that royalty shall be such percentage as is agreed by the parties to be reasonable having regard to their respective contributions to the development of such improved version, and in default of agreement such percentage shall be determined by an arbitrator appointed on the application of either party by the President for the time being of the Law Society.

4.5 During the period of three years from the first sale by HYBAID of the Equipment and provided that the information communicated pursuant to clause 3.2 hereof is sufficient for Hybaid to commence the manufacture of the Equipment, MRC will receive a minimum royalty each year equivalent to a royalty at the rate specified in clause 4.2 on the sale of two Mark II versions of the Equipment, or improved versions of the Mark II version of the Equipment for use in the field of Molecular Biology, whichever is the greater.

4.6 In relation to items manufactured by HYBAID pursuant to the Licence granted in clause 2.4, MRC will receive such reduced royalty as is agreed by the parties to be reasonable having regard to the effort and expense incurred by Hybaid in developing the Equipment for use in other fields or in default of agreement is determined by an arbitrator appointed on the application of either party by the President for the time being of the Law Society.

4.7 For the purpose of this clause "net selling price" means the total of the gross prices billed or otherwise charged for the Equipment or the Software as the case may be during the continuation of this Agreement less actual returns and allowances normal cash discounts actually taken VAT or other taxes and all transport and insurance charges incurred by HYBAID in respect of the delivery of the Equipment or the Software as the case may be.

PATENT COSTS

5.1 MRC will use its best endeavours to register the Patent which is the subject of the application referred to in clause 1.1 and will continue to meet Patent application and maintenance costs relating to that Patent, the ownership of which will continue to rest with MRC.

5.2 Upon the grant of that Patent the Licence granted by clause 2.1 shall apply to that Patent.

5.3 MRC will also apply for and maintain Patents in relation to the Equipment at the expense of MRC in other countries decided in consultation with Hybaid.

5.4 MRC authorises Hybaid at its own expense to take such action in the name of MRC as Hybaid considers necessary for the defence of the said Patents and Patent applications.

LIABILITY

 6. HYBAID shall indemnify and hold harmless MRC against all liability, loss damage, cost and expenses which may result from performance by HYBAID under the terms and conditions of this Agreement unless such loss, damage, costs or expenses results from the negligence of MRC, its employees or agents.

TERM AND TERMINATION

7.1 Subject to the provision of sub-clauses 7.3 and 7.4, this Agreement shall terminate automatically ten years subsequent to the completion by HYBAID of the manufacture of the first production model of the Equipment but may be extended by mutual agreement between the parties.

7.2 Either HYBAID or MRC may terminate this Agreement forthwith by notice in writing to the other if the other commits a substantial breach of this Agreement which in the case of a breach capable of remedy shall not have been remedied within sixty days of the receipt by the party in default of notice identifying the breach and requiring its remedy.

7.3 MRC may terminate this Agreement forthwith by notice in writing to HYBAID if HYBAID enters into liquidation whether compulsorily or voluntarily or compounds with or convenes a meeting of its creditors or has a receiver appointed over all or part of its assets or takes or suffers any similar actions in consequences of a debt or ceases for any reason to carry on business.

7.4 The expiration of this Agreement or the termination thereof for whatever reason shall not affect the accrued rights of the parties arising in any way out of this Agreement as at the date of expiration or termination and all provisions which are expressed to survive this Agreement shall remain in full force and effect.

ASSIGNMENT

8.1 Subject to the provisions of sub-clauses 8.2 and 8.3 below, HYBAID shall not assign or transfer the said inventions, know-how, Patents or Patent applications to any third party, neither shall either party assign, transfer or in any other manner make over to any other party the benefit and/or burden of this Agreement without the prior written consent of MRC in the case of a proposed assignment by Hybaid or the prior written consent of Hybaid in the case of a proposed assignment by MRC.

8.2 HYBAID shall be entitled to assign or transfer in the manner prohibited by Clause 8.1 hereof to an affiliate (as defined in clause 8.4) or to any company with which it may merge or to any company to which it may transfer its assets and undertaking provided that such affiliate or other company undertakes and agrees to observe the rights and/or obligations of HYBAID under the provisions of this Agreement being assigned or otherwise made over.

8.3 HYBAID shall be entitled to sub-contract any of the manufacture design or sale of the items to which this Agreement relates and to take any steps necessary to enable sub-contractors to be able to comply with their resulting obligations to HYBAID and HYBAID shall also be entitled to provide its distributors with all information or documentation required to facilitate the sale of the items to which this Agreement relates.

8.4 The term "affiliate" shall mean any corporation, firm, partnership, or other entity, whether de jure or de facto, which directly or indirectly owns, is owned by, or is under common ownership with HYBAID, to the extent of at least fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of the entity and any person, firm, partnership, corporation or other entity presently controlled by, controlling or under common control with HYBAID.

GOVERNING LAW AND JURISDICTION

9. The validity, construction and performance of this Agreement shall be governed by English Law.


NOTICE

10. Any notice or other document given under this Agreement shall be in writing and shall be deemed to have been duly given if left at or sent by:

         (a) first class post or express or air mail or other fast postal service or

         (b)  registered post or

         (c) telex, facsimile or other electronic media, to a party at the address or telex number set out below for such party or such other address as the party may from time to time designate by written notice to the other(s).

                          Address of HYBAID      HYBAID LIMITED
                                                 111-113 Waldegrave Road
                                                 Teddington,
                                                 Middlesex  TWll 8LL

                                                 Telex No. 8951670 Labimp G
                                                 Fax No.   081 977 0170

                          Address of the Medical Research Council

                                                 20 Park Crescent
                                                 London  WlN 4AL

                                                 Telex No. 24897 Medresco London
                                                 Fax No.   071 323 1331



Signed for and on behalf of the Medical Research Council

Signature  /s/ D.R. James
         ...................................

Name (Printed)   D.R. James
              ..............................

Title   Administrative Director, Cambridge
     .......................................

Date  16th July 1992
     .......................................

Signed for and on behalf of HYBAID

Signature   /s/ Kevin C. O'Donovan
         ...................................

Name (Printed) Kevin C. O'Donovan
              ..............................

Title  Managing Director
     .......................................

Date  16th July 1992
    ........................................


Signed in the presence of  [SIG]
                         ..................................
Name (Printed)
              .............................................